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                                              EXHIBIT 5

                         OPINION RE LEGALITY


                                 February 6, 1997



Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

                 Re: Registration Statement on Form S-8
                     to be filed by Kollmorgen Corporation
                     on or about February 6, 1997

Dear Sirs:

    I am a member of the Bars of the States of New York and Connecticut and am the General Counsel of Kollmorgen Corporation ("Kollmorgen"), a New York corporation, as well as one of its Vice Presidents and its Secretary. As such General Counsel, I have advised Kollmorgen with respect to, and consequently am familiar with, the corporate actions taken by Kollmorgen and its shareholders with respect to the amendment to the 1991 Long Term Incentive Plan (the "Plan") and the authorization for the reservation for issuance, the issuance and the sale by Kollmorgen of up to 300,000 additional shares of Kollmorgen's Common Stock, $2.50 par value, pursuant to the Plan. I am furnishing this opinion in connection with the captioned Registration Statement.

    Based upon the foregoing and upon such legal considerations as I have deemed relevant, it is my opinion that:

     (i) The Plan has been duly and validly adopted in accordance with the requirements of applicable law, and

    (ii) The 300,000 additional shares of Kollmorgen's Common Stock to be issued pursuant to such Plan have been duly and validly authorized for issuance and will be, when issued, fully paid and non-assessable with no personal liability attaching to the ownership thereof.

    I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                 Very truly yours,

                                       /s/  James A. Eder

                                 James A. Eder

JAE/prm